EXHIBIT 10.30

SECOND AMENDMENT TO LEASE
THIS SECOND AMENDMENT TO LEASE is executed effective December 27, 2017 by and between AG‑SKB Belvedere Owner, L.P. (“Landlord”), and Redwood Trust, Inc. (“Tenant”).
RECITALS
A.Landlord and Tenant are parties to that certain Lease dated June 1, 2012, as amended by First Amendment dated May 25, 2017 (collectively, the “Lease”), pursuant to which Tenant leases from Landlord certain Premises located at One Belvedere Place in Mill Valley, California. The defined, capitalized terms used in the Lease shall have the same meanings when used herein.

B.Landlord and Tenant desire to amend the Lease as set forth in this Amendment.

NOW, THEREFORE, it is agreed as follows.
1.Temporary Space. The Temporary Space is Suite 300 on the 3rd Floor of Two Belvedere Place, which is depicted on Exhibit A and is agreed to contain 8,237 rentable square feet. Commencing January 1, 2018, Tenant shall be allowed to use the Temporary Space, on the terms set forth in this Amendment.

(a)Tenant shall use the Temporary Space only for general office purposes. Such use shall be upon all of the terms of the Lease that apply to use of the Premises.
(b)Tenant shall not be required to pay Basic Rent, Operating Expenses or any security deposit with respect to the Temporary Space. Tenant shall pay, within ten (10) days of each request, the cost of utilities used in the Temporary Space and the cost of routine janitorial service to the Temporary Space.
(c)Prior to entry into the Temporary Space and as a condition to use of the same, Tenant shall obtain all insurance required under the Lease (but with the same being applicable to the Temporary Space) and deliver proof of the same to Landlord.
(d)The Temporary Space is delivered “AS IS”. Tenant shall bring to the Temporary Space the furniture owned by Landlord (as conveyed by Tenant under the Lease by Bill of Sale) (the “Landlord’s Furniture”). Tenant may install cabling and work stations in the Temporary Space; Tenant shall not otherwise alter the Temporary Space. On or before the Expiration Date set forth below, Tenant, at its cost, shall remove its cabling, work stations and other property, shall remove and dispose of all of the Landlord’s Furniture, shall remove all of its property, and shall surrender the Temporary Space in the condition it was received.
(e)In the event of any casualty or condemnation affecting the Temporary Space, Landlord shall have the right to terminate Tenant’s right to use the same; Landlord has no obligation to restore the Temporary Space. No casualty, condemnation, or utility interruption that affects the Temporary Space shall have any effect on the leasing of the Premises under the Lease.
(f)No expansion, renewal, or early termination rights in the Lease apply to the Temporary Space.

(g)All obligations and liabilities of Tenant related to the Premises shall apply also to the Temporary Space.
(h)Tenant shall not sublease all or any part of the Temporary Space.
(i)Tenant shall have no right to holdover in the Temporary Space beyond the last day allowed by this Amendment. If Tenant does so, then Tenant shall pay, as additional rent, the sum of $41,185.00 per month, prorated daily; acceptance of this rent is not a waiver of this provision nor of any other right or remedy for such failure by Tenant. Further, Tenant shall defend and indemnify Landlord for, from, against and regarding any claim or loss arising from Tenant’s failure to vacate the Temporary Space as and when required hereunder.
2.Expiration. Tenant shall cease use of the Temporary Space and shall vacate the same on or before July 31, 2018 (the “Expiration Date”). Tenant shall, at the time of vacating the Temporary Space, have the Temporary Space professionally cleaned, otherwise Landlord shall have the right to do so and Tenant shall reimburse Landlord’s cost of such work. Tenant shall surrender the Temporary Space in the same condition as it was delivered.

3.Construction. Tenant acknowledges that construction work will occur to demise the Temporary Space from adjacent space and to improve such adjacent space. Tenant agrees that such work will cause noise, disruption and interference with use of the Temporary Space, and Tenant will make no claim against Landlord, any contractor, or the property manager based on the same. Tenant will comply with the directives of the contractor and/or property manager issued in connection with such work.

4.Building Planning. If Landlord enters into a letter of intent to lease all of the Temporary Space to a prospective new Tenant for a period of not less than three (3) years, then upon written notice given at least thirty (30) days in advance (the “Relocation Notice”), Landlord shall have the right to require Tenant to relocate from the Temporary Space to other space or spaces in the Project (the “Relocation Space”). The Relocation Notice shall identify the Relocation Space and the date of the relocation. If the Relocation Space is not comparable to the Temporary Space in size or quality, then Tenant may terminate this Amendment, as of the relocation date specified in the Relocation Notice, by written notice given to Landlord within five (5) days of the Relocation Notice, in which event the Expiration Date shall be the relocation date set forth in Landlord’s notice rather than July 31, 2018. If this Amendment is not so terminated, then Tenant shall relocate from the Temporary Space to the Relocation Space on the date set forth in the Relocation Notice, at Tenant’s expense, and this Amendment shall remain in full force and effect on its same terms except that the Relocation Space shall be the “Temporary Space” for all purposes hereunder.

5.Allowance.

(a)The outside date for use of the Allowance set forth in Section 2.2 of the Work Letter attached to the First Amendment as Exhibit B (the “Work Letter”) is hereby extended from May 31, 2018 to December 31, 2018. Notwithstanding the other provisions of the Work Letter, in order to use the Allowance Tenant shall first finally complete all Alterations and then shall submit to Landlord, in addition to all items listed in Section 2.1 of the Work Letter, a complete set of “as built” plans and specifications, in both hard copy and CAD form, showing fully and in detail all Alterations.

(b)Section 2.3 of the Work Letter and all references to such Section 2.3, are hereby deleted. Any part of the Allowance not used to pay Costs prior to August 31, 2018 shall be retained by Landlord without credit to Tenant and shall not be available to Tenant for any purpose.
6.Acknowledgment. Tenant acknowledges and agrees that Landlord and all predecessor lessors have fully and timely performed each and all of their obligations under the Lease.

7.Effect of Amendment. Submission of this Amendment for review does not constitute an offer by Landlord to Tenant. This document may not be relied upon, nor may any claim for reliance or estoppel be made based upon this document, unless and until this document is fully executed and delivered by each party.

8.Representations. Tenant hereby represents and warrants to Landlord that (a) this Amendment constitutes the binding obligation of Tenant and is enforceable against the Tenant in accordance with its terms, (b) Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of its interest in the Lease or in the Premises (including assignments for security purposes), (c) no consent of any third party is necessary for Tenant to execute, deliver and perform this Amendment, and (d) Tenant has engaged with no broker regarding this Amendment. The person executing this Amendment on behalf of Tenant warrants his or her authority to do so.

9.Disclosure. For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Temporary Space has not undergone inspection by a Certified Access Specialist (CASp). A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises. Landlord has no obligation to make or to pay for the inspection or to make or to pay for any repairs.

10.Counterparts. This Amendment may be executed and delivered in counterparts; delivery by facsimile or pdf is sufficient.

11.Status of Lease. Except as expressly amended hereby the Lease remains in full force and effect and is hereby ratified and confirmed.

IN WITNESS WHEREOF, this Amendment has been executed as of the date first above written.

LANDLORD:			TENANT:

AG-SKB Belvedere Owner, L.P.,			Redwood Trust, Inc.,
a Delaware limited partnership			a Maryland corporation

By:	AG-SKB Belvedere GP, L.L.C.,
	a Delaware limited liability company		By:	/s/ Bo Stern
Its:	General Partner		Name:	Bo Stern
			Title:	Chief Investment Officer

	By:	/s/ Steven G. White
	Name:	Steven G. White
	Title:	Vice President